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INSTRON CORPORATION                                                   EXHIBIT 11
COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
(Unaudited)

                                                                                              Three Months Ended
                                                                                        ------------------------------
                                                                                         March 30,           April 1,
                                                                                           1996                1995
                                                                                        -----------         ----------

Net income (loss)                                                                       $  (221,000)        $  614,000
                                                                                        ===========         ==========

Primary earnings per share:
Weighted average number of common shares outstanding                                      6,349,602          6,295,537
         Add:     Shares arising from the assumed
                   exercise of stock options
                   (as determined under the
                   Treasury Stock Method)                                                         0            106,439
                                                                                        -----------         ----------

Weighted average of common and equivalent shares                                          6,349,602          6,401,976
                                                                                        ===========         ==========

Primary earnings per share                                                              $      (.03)        $      .10
                                                                                        ===========         ==========
Fully diluted earnings per share (1):
Weighted average of common and equivalent shares outstanding
 (as determined for the Primary earnings per share calculation above)                     6,349,602          6,401,976
         Add:     Additional shares arising from the assumed exercise of
                   stock options (as determined under the Treasury Stock Method)                  0                  0
                                                                                        -----------         ----------
Weighted average of common
 and equivalent shares                                                                    6,349,602          6,401,976
                                                                                        ===========         ==========

Fully diluted earnings                                                                  $      (.03)        $      .10
                                                                                        ===========         ==========




Note (1):      This calculation is submitted in accordance with the Securities
               Act of 1993 Release No. 5,133 although it is not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.


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